CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the heading “Independent Registered Public Accounting Firm” and in the Statement of Additional Information in this Registration Statement under the Securities Act of 1933 (Form N-1A) of Dundas International Equity Growth Fund, a series of shares of beneficial interest in Forum Funds II, filed with the Securities and Exchange Commission.

BBD, LLP
Philadelphia, Pennsylvania
June 24, 2021